CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                      ****

The Guardian Insurance & Annuity Company, Inc. a corporation organized and existing under and by virtue of the General Corporation Law or the State or Delaware,

DOES HEREBY CERTIFY:

     FIRST: That at a meeting or the Board or Directors or The Guardian Insurance & Annuity Company, Inc. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the certificate of Incorporation of the Corporation be amended by changing the Article thereof numbered "III" and Section thereof numbered "3.2" so that, as amended, said Article and Section shall be and read as follows:

     "Management and other Contracts. The Corporation may enter into a management, supervisory or investment advisory contract and other contracts with, and may otherwise do business with, any firm or organization notwithstanding that the directors or officers of the Corporation may be employees, directors or officers of such firms or organizations, and in the absence of fraud the Corporation and such firms or organizations may deal freely with each other, and such contracts or any other contract or transaction between the Corporation and such firms or organizations shall not be invalidated or in any wise affected thereby, nor shall any director or officer of the Corporation be liable to the Corporation or to any stockholder or creditor thereof or to any other person for any loss incurred by it or him under or by reason of any such contracts or transactions; provided that nothing herein shall protect any director or officer of the Corporation against any liability to the Corporation or to its security holders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; and provided always that such contracts or transactions shall have been fair as to the Corporation as of
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     the time it was authorized, approved or ratified by the Board of Directors, a committee thereof, or the stockholders. No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit."

     SECOND: that thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of the Corporation shall not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, The Guardian Insurance & Annuity Company, Inc. has caused its corporate seal to be hereunto affixed and this certificate to be signed by Arthur V. Ferrara, its President, and Herbert N. Grolnick, its Secretary, this 29th day of August, 1986.

                                         By /s/ Arthur V. Ferrara
                                            -----------------------------------
                                            Arthur V. Ferrara, President


                                         Attest:


                                         By /s/ Herbert N. Grolnick
                                            -----------------------------------
(CORPORATE SEAL)                            Herbert N. Grolnick, Secretary